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                                                                     EXHIBIT 2.1

                        PURCHASE AND ASSUMPTION AGREEMENT

                                      dated
                                 April 25, 2005

                                      among

                                 COMMUNITY BANK,

                         AMERICAN FAMILY MORTGAGE, LLC,

                                       and

                                 AMERIDOCS, LLC

PURCHASE AND ASSUMPTION AGREEMENT, dated April 25, 2005 (this "Agreement"), among Community Bank, an Alabama banking corporation ("Purchaser"), American Family Mortgage, LLC, an Alabama limited liability company ("American Family") and AmeriDocs, LLC, an Alabama limited liability company ("AmeriDocs"). American Family and AmeriDocs are sometimes referred to herein as "Sellers."

                                    RECITALS

A. The Proposed Transaction. This Agreement provides for the purchase of certain assets and the assumption of certain liabilities of Sellers by Purchaser.

B. Approvals. The board of directors of Purchaser and all of the members of Sellers have determined that the acquisition and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals, and have approved of the acquisition and, in the case of Purchaser's board of directors, believes that the acquisition is in the best interests of Purchaser's shareholders.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

                                    ARTICLE I
                                  DEFINED TERMS

     1.01 Definitions. The following terms used in this Agreement shall have the meanings specified below:

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          (a) "Closing" means the closing of the purchase of the assets and the assumption of the liabilities of the Sellers as provided herein.

          (b) "Closing Date" means the date chosen by the Purchaser and Sellers on which the Closing occurs.

          (c) "Lien" means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest.

          (d) "Litigation" means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a party, its business, its records, its policies, its practices, its compliance with applicable law, its actions, its assets (including contracts and agreements related to it), or the transactions contemplated by this Agreement.

          (e) "Loan" means each loan agreement, note or borrowing arrangement (including all collateral relating thereto) to which a Seller is a party and which are properly booked on such Seller's books and records at Closing.

          (f) "Pipeline Loans" means applications for Loans taken by employees of Sellers or approved correspondents of Sellers and entered into Seller's loan tracking system.

                                   ARTICLE II
                                 SALE OF ASSETS

     2.01 Assets Sold. On the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall transfer, convey, assign and deliver to the Purchaser and the Purchaser shall purchase and receive from the Sellers, all of Sellers' right, title and interest in the following assets, properties and rights (the "Purchased Assets") free and clear of all Liens:

     (a) all ownership rights in and to the names "American Family Mortgage" and "AmeriDocs;"

     (b) all signs, logos, trademarks, tradenames, service marks, internet sites, domain names and all licenses and registrations thereof, and proprietarily marked stationery, forms, labels, shipping materials, brochures, advertising material and similar property;

     (c) all furniture, fixtures and equipment and any replacements thereof or repairs thereto (together with any manufacturer's warranties or maintenance or service agreements thereon which are in effect and are assignable) whether leased or owned as identified on Exhibit 2.01(d) (the "Furniture, Fixtures and Equipment");

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     (d) all of the Sellers' rights and title to real property and improvements set forth on Exhibit 2.01(e), whether owned or leased by the Sellers (the "Real Property");

     (e) all income derived by Sellers' from Loans which were closed after February 28, 2005;

     (f) all of the Sellers' rights under the contracts and agreements listed on
Exhibit 2.01(g).

     (g) all of Sellers' rights relating to the Loans (whether or not funds have been disbursed to the customer and whether or not unexercised borrower rights of rescission exist as of such time) held for sale by Sellers as of the Closing Date; provided, however, that Purchaser shall not purchase any Loan which a third-party buyer has rejected.

     (h) all rights in, to and under the Pipeline Loans as of the Closing Date; provided, however, that Purchaser shall not purchase any Pipeline Loan which a third-party buyer has rejected.

     2.02 Purchase Price. As consideration for the purchase of the Purchased Assets, the Purchaser shall pay Sellers a purchase price (the "Purchase Price") equal to $1,000,000.00 composed of the following.

     (a) The Purchaser will pay $750,000 in cash at the Closing subject to the terms and conditions of the Escrow Agreement of even date. Said terms and conditions are incorporated herein as if set out in full.

     (b) Purchaser shall pay the sum of $250,000 to Morris Crumpton ("Crumpton") subject to the terms and conditions as follows:

          1. On May 1, 2006 Purchaser will pay Crumpton $83,333.00 if the March 1, 2005 - February 28, 2006 pre-tax income of the American Family Mortgage division of Community Bank equals or exceeds $462,000.00. and

          2. On May 1, 2007 purchaser will pay Crumpton $83,333.00 if the March 1, 2006 - February 28, 2007 pre-tax income of the American Family Mortgage division of Community Bank equals or exceeds $476,000.00. and

          3. On May 1, 2008 purchaser will pay Crumpton $83,334.00 if the March 1, 2007 - February 28, 2008 pre-tax income of the American Family Mortgage division of Community Bank equals or exceeds $490,000.00.

     Payment of the yearly amounts set out above is not contingent on meeting the performance goals for the prior years. However, in the event American Family Mortgage fails to meet the performance threshold for March 1, 2005 through February 28, 2006, Crumpton still may be entitled to collect the first year payment as well as the second year payment on May 1, 2007 if the collective pre-tax income for March 1, 2005 - February 28, 2007 exceeds $938,000.00. Crumpton shall collect all unpaid yearly payments on March 1, 2008 if the March 1, 2005 - February 28, 2008 pre-tax income exceeds $1,428,000.00. Any annual payments not earned by May 1, 2008 shall be forfeited by Crumpton. If Crumpton voluntarily quits his employment with Community Bank prior to March 1, 2008, all payments due after his last date of employment shall be forfeited.

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     2.03 No Guaranty of Employment. The terms of this Agreement shall not confer upon Crumpton any rights of employment with the Purchase or any of its subsidiaries or affect the right of the Purchaser or its subsidiaries to terminate the employment of the Crumpton at any time, with or without cause.

                                   ARTICLE III
                            ASSUMPTION OF LIABILITIES

     3.01 Liabilities Assumed. At the Closing, the Sellers shall transfer to Purchaser and the Purchaser shall assume and agree to pay and discharge only those specific existing liabilities listed below (the "Assumed Liabilities"):

     (a) the liabilities of Sellers under leases for Real Property as set forth on Exhibit 2.01(e), for all periods upon and following the Closing;

     (b) the liabilities of Sellers relating to the Furniture, Fixtures and Equipment, including service contracts and leases, set forth on Exhibit 2.01(d), for all periods upon and following the Closing;

     (c) the liabilities of Sellers under the terms of and relating to Loans closed on and after the February 28, 2005 for which Purchaser is entitled to income;

     (d) the liabilities of Sellers under the terms of and relating to all the Pipeline Loans as of the Closing Date; and

     (e) the liabilities of Sellers under contracts set forth in Exhibit 2.01(g), but only to the extent that such liabilities arise after the Closing Date. It is specifically agreed by the parties that Purchaser shall have no liability to repurchase from a third party any Loan which was closed and sold by Sellers prior to the Closing Date.

     3.02 Liabilities Not Assumed. Except for the Assumed Liabilities specifically assumed by the Purchaser under Section 3.01 above, the Purchaser is not assuming any other liabilities or obligations of the Sellers, including, but not limited to the following:

     (a) all liabilities and obligations, including any repurchase or indemnification obligation, of any nature arising from or connected with the Sellers' operations prior to the Closing Date, including, but not limited to, liabilities or obligations with respect to loans originated and sold to third parties prior to the Closing, Seller will obtain insurance coverage ("tail coverage") to insure against losses resulting from said liabilities; and

     (b) all liabilities and obligations of the Sellers for fees, commissions, costs and expenses incurred by the Sellers in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, legal, consulting, accounting and appraisal fees and expenses.

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     3.03 Assumption Subject to Certain Terms. The liabilities being assumed by the Purchaser pursuant to this Article shall be assumed subject to the terms and conditions of the contracts and other written agreements relating thereto and provided by Sellers to Purchaser and the laws, rules and regulations applicable thereto.

                                   ARTICLE IV
                               ASSUMPTION OF RISKS

     4.01 Insurance Policies. Effective immediately following the Closing Date, the Sellers will discontinue any casualty and public liability insurance coverage maintained with respect to the Real Property and the Furniture, Fixtures and Equipment. The Purchaser shall be solely responsible for all casualty losses and liability claims arising from such assets after the time of Closing. Nothing in this Section 4.01 shall be construed or deemed to require the Purchaser to insure any assets of Sellers not transferred to Purchaser at Closing pursuant to this Agreement, and the Sellers shall solely bear all risk of loss to such property following Closing.

     4.02 Casualty and Other Losses Prior to Closing. If the improvements on the Real Property or the Furniture, Fixtures and Equipment shall be damaged by fire or other casualty, whether insured or uninsured, and shall not be repaired or restored to their original condition prior to the Closing, Sellers shall promptly assign and pay over to Purchaser any insurance proceeds, or rights to such proceeds, with respect to such assets.

                                    ARTICLE V
                                    EMPLOYEES

     5.01 Transfer of Certain Employees. Sellers will use their reasonable efforts to maintain the employees as employees of Sellers until the Closing Date. Any employee whose employment shall be terminated for any reason prior to the Closing Date or who shall elect not to be an employee of Purchaser shall be dealt with by Sellers in their sole and absolute discretion, and Purchaser shall have no liability whatsoever therefor. Effective at Closing, the Sellers will terminate the employment of all employees, and such employees will become "at will" employees of the Purchaser under such terms as may be established by Purchaser in its sole discretion. The Sellers and the Purchaser shall mutually agree upon any additions to or replacements of staff after the date of this Agreement through Closing, and Sellers shall not employ any employees during such time other than on an "at will" basis and upon prior notice to Purchaser.

     6.02 Re-Employment Restriction. The Sellers agree that for a period of three years following the Closing they shall not solicit the employment of any of their former employees who transfer to the Purchaser at Closing.

     6.03 Benefits. Each employee of Sellers who transfers to the Purchaser will receive pension, profit sharing, insurance, vacation, sick leave and other benefits on terms and conditions that in the aggregate are substantially similar to comparable employees of Purchaser. Purchaser shall give each of Sellers' employees who transfer to Purchaser credit for service with Sellers for purposes of any vacation and sick leave policy.

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     6.04 Responsibility for Employees Transferring. With respect to all employees transferring to the Purchaser, the Sellers will be responsible for all salaries, wages and benefits payable to such employees during employment by the Sellers up to and including the Closing Date, and all benefits under Sellers' employee benefit plans shall be paid as soon as reasonably practicable in accordance with the applicable plan to the extent that such benefits become vested at the Closing Date as a result of the transactions contemplated hereby.

     6.05 Employee Information. The Sellers shall provide the Purchaser at times the Purchaser may deem necessary such records and information regarding such transferred employees' service with the Sellers as the Purchaser may reasonably need for purposes of the Purchaser's employment and benefits program records including the complete personnel file on each transferring employee. The Purchaser and the Sellers agree to assist each other by providing the employee information needed to open and close employee files on those employees transferred. To the extent required by applicable law, the Sellers reserves the right to obtain the employee's prior consent to release information which the Sellers reasonably believes (upon advice of counsel) cannot be released to the Purchaser without the employee's prior consent. Should information be withheld, the Sellers must advise the Purchaser of such prior to Closing. Purchaser shall have no obligation to hire any employee of Sellers.

     6.06 Employment of Morris Crumpton. The parties contemplate that Crumpton ("Crumpton") will become an employee of Purchaser on and after the Closing and will devote his full attention to the business of Purchaser.

                                   ARTICLE VII
                        ACCESS TO PROPERTIES AND RECORDS

     7.01 Access and Confidential Treatment. From and after the date of this Agreement, the Sellers shall permit the Purchaser and Purchaser's agents and representatives full access, during normal business hours and upon reasonable notice, to all assets, properties, data and databases books, records (except employee records and information excluded by Section 6.05 hereof), agreements and commitments of the Sellers, and the Sellers shall furnish representatives of the Purchaser during such period with all such information as the Purchaser may reasonably request. The Purchaser will hold in strict confidence all documents and information concerning the Sellers so furnished that is not in the public domain and will not publicly disclose such documents or information except to its attorneys, accountants, or other advisers and representatives, to regulatory and self-regulatory authorities, or as required by law or pursuant to legal process. If the transactions contemplated by this Agreement are not consummated, all such documents and information shall promptly be returned to the Sellers. Nothing in this Section 7.01 shall be deemed to require Sellers to reveal any proprietary information, trade secrets or marketing or strategic plans, and if such information is the subject of a confidentiality agreement between the Sellers and a third party, any disclosure will be subject also to the provisions of such confidentiality agreement, which shall be provided to Purchaser. The Sellers shall provide the Purchaser, on a confidential basis, the names and addresses of all directors, officers, affiliates (as

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defined in SEC Rule 405) and their relatives and the business interests related to each of the foregoing (individually and collectively, "Seller Affiliates").

     7.02 Recordkeeping and Access Following Closing. The Purchaser will preserve and safely keep, for as long as may be required by applicable law, all of the files, books of account and records which Purchaser has purchased pursuant to Section 2.01. Purchaser shall permit the Sellers or its representatives, at Sellers' expense, to inspect, make extracts from or copies of, any files, books of account or records as may be necessary for Sellers to satisfy any auditing or regulatory requirements placed upon Sellers or as may be required by Sellers in connection with any Litigation. The Sellers will not use such documents or information for the purpose of competing with the Purchaser.

                                  ARTICLE VIII
                    SELLERS'S REPRESENTATIONS AND WARRANTIES

     The Sellers represent and warrant to the Purchaser as follows:

     8.01 Corporate Organization. The Sellers are limited liability companies duly organized, validly existing and in good standing under the laws of the State of Alabama.

     8.02 Corporate Authority. The Sellers have full corporate right, power, capacity and authority validly to enter into and to perform this Agreement and the transactions contemplated by this Agreement, to sell, transfer, assign and deliver the Purchased Assets referred to in Article II, and to carry on their business as currently conducted. The execution, delivery and performance of this Agreement, and the transactions contemplated by this Agreement have been duly and validly authorized by all requisite corporate action, and this Agreement is binding and enforceable against the Sellers in accordance with its terms. Except as disclosed on Exhibit 8.02, no further corporate authorization or applications or notices to any governmental or regulatory authority, agency or entity or any consents, waivers or approvals from any such governmental authority is necessary for Sellers to execute and deliver this Agreement or to consummate the transactions contemplated hereunder or perform their obligations hereunder.

     8.03 Title to or Right to Occupy Real Estate. Exhibit 8.03 describes all real estate, improvements, and any related rights owned, leased, or otherwise held by Sellers, and with respect to owned Real Property, the fully depreciated net book value thereof. Sellers (a) have and at Closing will have indefeasible fee simple title to, and own and at Closing will be the sole owner of all the Real Property to be purchased by Purchaser pursuant to Article II, subject to no Lien, tenant leases, participation, charge, encumbrance or conditional sale of other title retention agreement (except for real estate taxes not yet due and payable), restrictions, easements and rights of way of record, and (b) are and at Closing will be the sole lessees with respect to the leases to be assigned to Purchaser pursuant to said Article II, with the right to convey to Purchaser the leasehold interest therein so as to assure that Purchaser shall have the full, exclusive and peaceful possession of such leasehold interest. All Real Property and Furniture, Fixtures and Equipment will at the time of Closing be in good operating condition and repair, subject only to ordinary wear and tear, and will otherwise be received in "AS IS" condition with no other warranties by Sellers as to their condition or future performance, except those warranties related to title. All Real Property and Furniture, Fixtures and Equipment held under leases or subleases by the Sellers, are held under valid contracts enforceable in accordance with their respective terms, and each such contract is in full force and effect. Neither Seller nor, to Seller's knowledge, any other party is in default thereof. All improvements on the Real Property leased to, or used by, the Sellers conform to all applicable state and local laws, regulations, zoning and building ordinances and health and safety ordinances, and the Real Property is zoned for the various purposes for which the real estate and improvements thereon are presently being used. To the Knowledge of the Sellers, no condemnation proceedings or proceedings for the taking of any Real Property by eminent domain by any Governmental Authority are pending or threatened. Sellers has not entered into any agreement regarding the Real Property or the Furniture, Fixtures and Equipment, and neither Sellers nor the Real Property is subject to any claim, demand, suit, Lien or Litigation of any kind, pending or outstanding, or to the knowledge of Sellers, threatened or likely to be made or instituted, which would in any way be binding upon Purchaser or its successors or assigns or materially affect or limit Purchaser's or its successors' or assigns' use and enjoyment of the Real Property or which would materially limit or restrict Purchaser's right or ability to enter into this Agreement and consummate the sale and purchase contemplated hereby.

     8.04 Condition of Personal Property. Exhibit 8.04 sets forth by category or item all of the tangible personal property owned or leased (identified as such) which is used or useful in connection with Sellers' operations, with the fully depreciated net book value of owned property being also set fort on Exhibit
8.04. The tangible personal property included in the Purchased Assets is, and at the Closing will be, in good operating condition and repair, subject only to ordinary wear and tear, and will be usable in the ordinary course of business consistent with the Sellers' past practices. Sellers have and at Closing will have good and marketable title to, and own and at Closing will be the sole owner of, all personal property on Exhibit 8.04.

     8.05 Loans. With respect to each Loan within the Purchased Assets: the Loan complies in all material respects with all applicable laws and banking regulations and is a valid loan enforceable in accordance with its terms; the Seller is the sole owner thereof, no participation or other interest therein having been sold or transferred; the Loan is not pledged or encumbered except as set forth on Exhibit 8.05 and all such Liens shall have been satisfied and released prior to Closing; the principal balance of the Loan as shown on Exhibit
8.05 is true and correct as of the last date shown thereon; all purported signatures on and executions of any document in connection with such Loan are genuine and authorized; all loan documentation has been actually signed or executed by all necessary parties; the Seller has and will transfer to Purchaser, custody of all originally executed documents, and microfilm or photocopy records thereof related to such Loan and there are no other written or unwritten agreements, understandings, or other arrangements with respect to such Loan. None of the Loans is to or for the benefit of a Seller Affiliate. Each Pipeline Loan shall as of the Closing Date meet all criteria established by a third party buyer to be eligible for resale.

     8.06 No Violations. The Sellers have been operated in all material respects in accordance with all applicable laws, rules and regulations, including the provisions of the Internal Revenue Code and related regulations pertaining to back-up withholding and tax reporting. Subject to receipt of all necessary corporate, regulatory and other third party approvals or consents, the execution, delivery and performance of this Agreement and the transactions contemplated herein do not and will not violate or conflict with the Sellers' Articles of Organization or other governing documents or any provisions of law to which the Sellers are subject and do not and will not conflict with or result in the violation or breach of any material condition or provision of, or constitute a material default under, any material contract, right, lease, pledge, Lien, instrument, agreement, order, writ, injunction, decree or judgment to which the Sellers are a party or which is binding on Sellers or to which any of the property or assets of Sellers is subject, or create or result in any Lien upon the Purchased Assets or Assumed Liabilities. Except as disclosed on Exhibit 8.06, no consent, license, approval or authorization of or designation, declaration or filing with any governmental authority or other person or entity is required on the part of Sellers. The Sellers are not in default under any lease, agreement, contract, commitment, Assumed Liability or other obligation or Purchased Asset which the Purchaser is assuming or purchasing or which affects the property rights being transferred hereunder to the Purchaser.

     8.07 Limitations of Warranties. Except as may be expressly represented or warranted in this Agreement or in any document of transfer, the Sellers make no representations or warranties whatsoever with regard to any Purchased Asset being transferred to Purchaser, any liability or obligation being assumed by the Purchaser or as to any other matter or transaction contemplated by this Agreement.

     8.08. Legal Proceedings.

          (a) Except as set forth in Exhibit 8.08, Sellers are not a party to any, and there are no pending or, to Sellers' knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Sellers, the Loans, the other Purchased Assets and Assumed Liabilities, or seeking to enjoin, restrain or challenging the validity, enforceability or propriety of this Agreement or the transactions contemplated by this Agreement. There are no employee disputes or labor relations problems with respect to any employees.

          (b) Except as set forth in Exhibit 8.08, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon Sellers or the assets or liabilities of Sellers, including the Purchased Assets and Assumed Liabilities.

     8.09. Environmental Matters. Except as set forth in Exhibit 8.09:

          (a) Sellers, and to the knowledge of Sellers, each of Sellers' Real Property or the Participation Facilities and the Loan Properties (each as hereinafter defined), are in compliance with all applicable federal, state and local laws, including common law, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the protection of human health or the environment or the discharge, emission, release or threatened release of, or exposure to, Hazardous Materials (as hereinafter defined) in the environment or workplace or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material ("Environmental Laws");

          (b) There is no suit, claim, action or proceeding, pending or, to the knowledge of Sellers, threatened, before any governmental entity or other forum in which Sellers, any Real Property or Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by Sellers, any Participation Facility or any Loan Property;

          (c) During the period of (x) Sellers' ownership or operation of any of their respective current or former properties including the Real Property or,
(y) Sellers' participation in the management of any Participation Facility, or
(z) Sellers' interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property. To the knowledge of Sellers, prior to the period of (x) Sellers' ownership or operation of current or former properties, (y) Sellers' participation in the management of any Participation Facility, or (z) Sellers' interest in a Loan Property, there was no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property; and

          (d) The following definitions apply for purposes of this Section: (x) "Hazardous Materials" means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of any governmental authorities and any polychlorinated biphenyls)., (y) "Loan Property" means any property in which Sellers hold a security interest which security interest or other Lien will be transferred to Purchaser pursuant to this Agreement, and, where required by the context, said term means the owner or operator of such property; and (z) "Participation Facility" means any facility in which Sellers participates in the management and, where required by the context, said term means the owner or operator of such property.

     8.10 ERISA Matters. The Sellers is in compliance in all material respects with the provisions of ERISA. Each of Sellers' employee benefit plans has been administered in accordance with its terms. No steps have been taken by the Sellers to terminate any employee benefit plan (as defined in Section 3(3) of ERISA) the assets of which are not sufficient to satisfy all of its benefit liabilities (as determined under Title IV of ERISA), no contribution failure has occurred with respect to any employee benefit plan sufficient to give rise to a lien under Section 302(f) of ERISA, and each of Sellers' employee benefit plans has been administered in all material respects in compliance with its terms and applicable provision of ERISA and the Internal

Revenue Code of 1986, as amended and all regulations thereunder (the "Code"). To Sellers' Knowledge, no prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) has occurred under any employee benefit plan of Sellers. "ERISA" means the Retirement Income Security Act of 1974, as amended and all related regulations of the Department of the Treasury and the Department of Labor thereunder.

     8.11 Employees; Labor Matters.

          (a) No employee is bound by any agreement that purports to limit his or her ability to engage in or continue or perform any conduct, activity, duties or practice relating to the business conducted by Sellers;

          (b) Sellers have operated in compliance in all material respects with all applicable laws and regulations relating to the employment of labor, and have made all withholdings and other payments with respect to such employment and employment taxes and charges; and

          (c) There is no collective bargaining agreement to which Sellers are a party and no collective bargaining agreement is currently being negotiated or proposed.

     8.12 Books and Records; Financial Statements. The books of account and other records of Sellers have been made available to Purchaser, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with customary business practices and generally accepted accounting practices consistently applied. Exhibit 8.12 contains the following financial information: audited balance sheet and income statement for American Family for the fiscal year ended December 31, 2004 ("the Financial Statements").

The Financial Statements of Sellers fairly present in all material respects the financial condition of Sellers as of the respective dates of and for the periods referred to in such Financial Statements, and are prepared in accordance with generally accepted accounting principles consistently applied. The Financial Statements were compiled or prepared from and are in accordance with the books and records of the business.

     8.13 Consents of Third Parties. Sellers shall use all commercially reasonable efforts to obtain and preserve any consents or approvals to third parties, whether of regulatory or governmental authorities or third parties or persons necessary, appropriate or expedient to the consummation of the transactions contemplated by this Agreement, including, but not limited to, the consents of lenders to the Sellers and shall cooperate with Purchaser in seeking and obtaining any consents or approvals it may require from any governmental authorities or third parties in connection with this Agreement and the transactions contemplated hereby.

     8.14 Contracts; No Default. Sellers have made available to Purchaser as complete a copy as Sellers have of each contract and agreement identified by name on Exhibit 2.01(g) and, except as set forth Exhibit 2.01(g) and except with respect to any contract or agreement identified on Exhibit 2.01(g) which is not material in amount or to the operation of Sellers' business, (a) each such contract or agreement is in full force and effect and is valid and enforceable in accordance with its terms, (b) Sellers are not in Default in any material respect under any such contract or agreement, (c) Sellers have not repudiated or waived any material provision of any such contract or agreement and (d) to Sellers' knowledge, no other party to such contract or agreement is in default in any material respect nor, to Sellers' knowledge, has any other party to such contract or agreement repudiated or waived any provision thereunder, that would have a material adverse effect on Sellers, Purchaser or Sellers' business.

     8.15 Taxes. All tax returns for taxes with respect to Seller's business for which the Purchaser could be liable ("Successor Liability Taxes") have been timely filed by Seller or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before Closing, and all tax returns filed are complete and accurate. All Successor Liability Taxes that are due and owing with respect to periods (or portions thereof) ending on or prior to the Closing Date have been paid or accrued for by Sellers, whether or not such taxes are shown on filed tax returns. There are no liens on any of the Purchased Assets resulting from any failure (or alleged failure) to pay any tax.

     8.16 Intellectual Property. Sellers own or have valid, binding, enforceable and adequate rights to use all computer software, patents, trademarks, trade names, logos, service marks, URLs, Internet sites, domain names, service names, trade secrets, copyrights, proprietary information, inventions, know-how, other proprietary intellectual property rights, applications therefor, registrations thereof and licenses or other rights in respect thereof ("Intellectual Property") necessary for use in connection with the Sellers' business without any conflict with the rights of others. Sellers have not received any notice from any other person or any other source pertaining to or challenging the right of Sellers to use any Intellectual Property or processes and procedures owned or used by or licensed to Sellers or Sellers' business. No logos, trade names, trademarks, service marks or licenses are used by the Sellers' business which are not owned by Sellers or to which Sellers do not have valid rights of use. No claims have been made or, to Sellers' knowledge, threatened against Seller with respect to such logos, trade names, trademarks, service marks or licenses.

     8.17 Governmental Licenses. Sellers hold and maintain in full force and effect all licenses from governmental authorities required to conduct their businesses in the manner and in all such jurisdictions as it is currently conducted and to permit Sellers to own and use the Purchased Assets in the manner in which they currently own and use such assets, and Sellers have no knowledge of any threatened revocation of any such license, except in such circumstances where the absence of such licenses would not have a material adverse effect on Sellers, Purchaser or the Purchased Assets.

                                   ARTICLE IX
                   PURCHASER'S REPRESENTATIONS AND WARRANTIES

     The Purchaser represents and warrants to the Sellers as follows:

     9.01 Corporate Organization. The Purchaser is a banking corporation duly organized, validly existing and in good standing under the laws of the State of Alabama.

     9.02 Corporate Authority. Subject to regulatory approval, the Purchaser has full corporate right, power, capacity and authority validly to enter into and to perform this Agreement and the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Purchaser have been, or will be prior to Closing, duly and validly authorized by all requisite corporate action and this Agreement is binding and enforceable against the Purchaser in accordance with its terms.

     9.03 No Violations. Subject to the conditions set forth in Article XII below, the execution, delivery and performance of this Agreement and the transactions contemplated herein do not and will not violate or conflict with the Purchaser's Articles of Incorporation, Bylaws or other governing documents or any provision of law to which the Purchaser is subject and do not and will not conflict with or result in the violation or breach of any material condition or provision of, or constitute a material default under, any material contract, right, lease, pledge, lien, security interest, instrument, indenture, mortgage, charge, encumbrance, agreement, order, writ, injunction, decree or judgment to which the Purchaser is a party or which is binding on the Purchaser or to which any of the property or assets of Purchaser is subject. Except as set forth in
Article XII, no consent, license, approval or authorization of or designation, declaration or filing with any governmental authority or other person or entity is required on the part of the Purchaser in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated herein.

     9.04 Regulatory Approvals. The Purchaser will promptly apply and in good faith diligently pursue all required regulatory approvals that it needs to consummate the transactions contemplated hereby.

     9.05 Consents of Third Parties. In addition to obtaining the requisite regulatory approvals, the Purchaser shall use all commercially reasonable efforts to obtain and preserve any consents or approvals of third parties necessary, appropriate or expedient to the consummation of the transactions contemplated by this Agreement, including, but not limited to, those consents of its lenders.

     9.06. Legal Proceedings. Except as set forth in Exhibit 9.06, Purchaser is not a party to any, and there are no pending or, to Purchaser's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature challenging the validity or propriety of the transactions contemplated by this Agreement.

     9.07 Limitations of Warranties. Except as may be expressly represented or warranted in this Agreement or in any document of transfer, the Purchaser makes no representations or warranties whatsoever with regard to the Purchaser, any liability or obligation being assumed by the Purchaser or as to any other matter or transaction contemplated by this Agreement.

                                    ARTICLE X
                       ADDITIONAL UNDERTAKINGS OF SELLERS

     10.01 Conduct of Business Pending Closing. The Sellers agrees that from the date of this Agreement to the Closing Date, they will:

          (a) maintain their operations as presently conducted, and avoid any act that would materially and adversely affect the amount or value of the Purchased Assets or the liabilities being assumed;

          (b) carry on their businesses substantially in the same manner as conducted on the date thereof, and use all reasonable efforts to preserve intact their present business organizations, to keep available the services of their present employees and to preserve their relations with customers and vendors;

          (c) maintain fire, casualty, and extended coverage insurance for the benefit of the Sellers and Purchaser, as their interests may appear, on the Purchased Assets in an amount reasonably adequate to cover the replacement costs of the Purchased Assets;

          (d) maintain the Real Property, Furniture, Fixtures and Equipment, and other Purchased Assets in their respective current conditions;

          (e) maintain their books of account and records in the ordinary and usual manner, in accordance with generally accepted accounting principles applied on a basis consistent with prior years;

          (f) maintain all licenses and agreements which are currently in effect; and

          (g) not take any action which would cause any representation or warranty made herein to be untrue at the Closing Date.

     10.02 Documentation Delivered at Closing and Further Assurances. At the Closing, the Sellers shall transfer, assign and deliver to the Purchaser all original (to the extent these exist and are held by the Sellers) and other records, books, papers, documents, instruments, collateral in its possession and agreements of Sellers relating to the Purchased Assets and the liabilities being assumed by the Purchaser hereunder. The Sellers agrees that they will, at the Closing and at any time and from time to time after the Closing, upon the Purchaser's request do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be required to complete the process of assigning, transferring, granting, conveying, assuring and confirming to Purchaser, any and all of the Purchased Assets and liabilities purchased and assumed by the Purchaser hereunder and the performance of any or all obligations of the Sellers hereunder.

     10.03 Non-Solicitation of Business; Name Changes. The Sellers will not, for a period of two (2) years after the Closing, conduct any business which is the same or similar to the business conducted by Sellers as of the date of this Agreement. Sellers acknowledge that they are transferring to Purchaser the rights to the names "American Family Mortgage" and "AmeriDocs". On request of Purchaser, Sellers will promptly take all steps necessary to change their corporate names.

     10.04 Notice to Customers. To the extent required by law or otherwise agreed upon by the parties, the Sellers and the Purchaser shall jointly notify the customers of the Sellers affected by the transaction of the pending transfer of their Loan to the Purchaser.

     10.05 Conversion of Transferred Accounts. The Sellers agrees to cooperate with the conversion of the customer asset and liability accounts in an orderly and expeditious fashion, and to provide reasonable appropriate support to the Purchaser for the timely conversion of such accounts, and related data processing, computer, customer research and information conversions.

     10.06 Diligence and Good Faith. The Sellers will diligently and expeditiously:

          (a) proceed in good faith in seeking the satisfaction of all conditions set forth in Article XII below (except those conditions set forth in Section 12.05); and

          (b) cooperate in good faith with the Purchaser in its seeking the satisfaction of all conditions set forth in Article XIII below.

     10.08 Indemnity. Sellers agree to indemnify and hold harmless Purchaser and its officers, directors, employees, affiliates, representatives, successors and assigns (each a "Purchaser Indemnitee") against, from and in respect of:

          (i) Any damage, expense (including reasonable attorney fees and disbursements) or deficiency resulting from any default, misrepresentation, breach of warranty, or nonfulfillment of any agreement on the part of Sellers under this Agreement or from any material misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Purchaser pursuant to this Agreement.

          (ii) Any liability of Sellers except the Assumed Liabilities.

          (iv) Any and all expenses (including reasonable attorney fees), obligations, assessments, suits, actions, proceedings, claims or demands resulting from or in connection with any claim, liability, or obligation asserted against any PURCHASER Indemnitee arising out of Sellers' operations or the use of the Purchased Assets prior to the Closing. Sellers agrees promptly to advance to any Purchaser Indemnitee, on demand, any expenses, attorney's fees and disbursements incurred by any Purchaser Indemnitee, in respect of any liability, obligation, or claim to which the foregoing indemnity by Sellers relates.

     10.09 Indemnity Claims. If any Purchaser Indemnitee desires to make a claim under Section 10.08 hereof which does not involve a claim by any person other than the Purchaser Indemnitee, then such Purchaser Indemnitee shall make such claim by promptly delivering written notice to the Sellers. If any Purchaser Indemnitee desires to make a claim against Sellers under Section 10.08 hereof which involves a claim by a person other than the Purchaser Indemnitee, then the Purchaser Indemnitee, upon receipt of written notice of any claim or the service of a summons, or other initial legal process upon it in any action instituted against it, in respect of which indemnity may be sought on account of any indemnity agreement contained in Section 10.08 (an "Asserted Liability"), shall promptly give notice (a "Claims Notice") of such claim or the commencement of such action, or threat thereof, to the Sellers. If a Claims Notice is not provided promptly as required by this Section 10.09, the Purchaser Indemnitee nonetheless shall be entitled to indemnification by the Sellers to the extent that the Sellers has not established that it has been materially prejudiced by such late receipt of the Claims Notice. The Sellers shall be entitled at their own expense to participate in the defense of such claim or action, or, if it shall so elect, to assume the defense of such claim or action, in which case the defense shall be conducted by counsel reasonably acceptable to the Purchaser Indemnitee and such assumption shall constitute an acknowledgement by the Sellers of their obligations to indemnify the Purchaser Indemnitee with respect to such Asserted Liability, and such Purchaser Indemnitee shall bear the fees and expenses of any additional counsel retained by it; provided, however, if the Sellers shall elect not to assume the defense of such claim or action, the Sellers shall reimburse the Purchaser Indemnitee for the reasonable fees and expenses of any counsel retained by it. Notwithstanding the above, should the Purchaser Indemnitee reasonably conclude that there may be defenses available to it which are different from or additional to those available to the Sellers, the Sellers shall not have the right to direct the defense of such action on behalf of the Purchaser Indemnitee and all such fees and expenses of the Purchaser Indemnitee shall be borne by the Sellers. The Claims Notice may be amended on one or more occasions with respect to the amount of the Asserted Liability at any time prior to final resolution of the obligation to indemnify relating to the Asserted Liability. The Sellers shall not, without the written consent of the Purchaser Indemnitee, settle or compromise any such claim or consent to the entry of any judgment which does not include any unconditional term releasing the Indemnified Party from all liability in respect of such Asserted Liability.

     10.10 Breaches with Third Parties. Nothing in this Agreement shall constitute an agreement to assign any claim, contract, license, lease, commitment, sales order or purchase order or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or would in any way affect the rights of the Sellers thereunder so that Purchaser would not in fact receive all such rights. The Sellers will cooperate with the Purchaser in any arrangement desired to provide Purchaser with the benefits under any such claims, contracts, licenses, leases, commitments, sales or purchase orders. Sellers shall obtain at its sole cost and expense evidence satisfactory to the Purchaser of transfer or assignment to the Purchaser of any such property or property rights or any contract or agreement which shall require the consent or approval of any third party.

     10.11 Payments and Information Received After Closing. The Sellers agree to forward promptly to the Purchaser:

          (a) any payments (properly endorsed as necessary) which are received by the Sellers on or after the Closing Date that relate in any way to the Loans being purchased by the Purchaser hereunder, together with sufficient information so that any such payments may be properly applied to the extent such information is available to the Sellers; and

          (b) any notices or other correspondence received on or after the Closing Date that relate in any way to the Purchased Assets.

                                   ARTICLE XI
                      ADDITIONAL UNDERTAKINGS OF PURCHASER

     11.01 Diligence and Good Faith. The Purchaser will diligently and expeditiously:

          (a) proceed in good faith in seeking the satisfaction of all conditions set forth in Section 12.05 and in Article XIII below; and

          (b) cooperate in good faith with the Sellers in its seeking the satisfaction of all conditions set forth in Article XII below (except those conditions set forth in Section 12.05).

     11.02 Indemnity. Purchaser agrees to indemnify and hold harmless Sellers and their officers, members, employees, affiliates, and assigns (each a "Sellers Indemnitee") against, from and in respect of:

          (i) Any damage, expense or deficiency resulting from any default, misrepresentation, breach of warranty, or nonfulfillment of any agreement on the part of Purchaser under this Agreement or from any material misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Sellers pursuant to this Agreement.

          (ii) Any and all expenses (including reasonable attorney fees), obligations, assessments, suits, actions, proceedings, claims or demands resulting from or in connection with any claim, liability, or obligation asserted against any Sellers Indemnitee arising out of Purchaser's operations or arising out of Purchaser's ownership of the Purchased Assets after the Closing. Purchaser agrees promptly to advance to any Sellers Indemnitee, on demand, any expenses, attorney's fees and disbursements incurred by any Sellers Indemnitee, in respect of any liability, obligation, or claim to which the foregoing indemnity by Purchaser relates.

     11.03 Indemnity Claims. If any Sellers Indemnitee desires to make a claim under Section 11.02 hereof which does not involve a claim by any person other than the Sellers Indemnitee, then such Sellers Indemnitee shall make such claim by promptly delivering written notice to the Purchaser. If any Sellers Indemnitee desires to make a claim against Purchaser under Section

11.02 hereof which involves a claim by a person other than the Sellers Indemnitee, then the Sellers Indemnitee, upon receipt of written notice of any claim or the service of a summons, or other initial legal process upon it in any action instituted against it, in respect of which indemnity may be sought on account of any indemnity agreement contained in Section 11.02 (an "Asserted Liability"), shall promptly give notice (a "Claims Notice") of such claim or the commencement of such action, or threat thereof, to the Purchaser. If a Claims Notice is not provided promptly as required by this Section 11.03, the Sellers Indemnitee nonetheless shall be entitled to indemnification by the Purchaser to the extent that the Purchaser has not established that it has been materially prejudiced by such late receipt of the Claims Notice. The Purchaser shall be entitled at its own expense to participate in the defense of such claim or action, or, if it shall so elect, to assume the defense of such claim or action, in which case the defense shall be conducted by counsel reasonably acceptable to the Sellers Indemnitee and such assumption shall constitute an acknowledgement by the Purchaser of its obligations to indemnify the Sellers Indemnitee with respect to such Asserted Liability, and such Sellers Indemnitee shall bear the fees and expenses of any additional counsel retained by it; provided, however, if the Purchaser shall elect not to assume the defense of such claim or action, the Purchaser shall reimburse the Sellers Indemnitee for the reasonable fees and expenses of any counsel retained by it. Notwithstanding the above, should the Sellers Indemnitee reasonably conclude that there may be defenses available to it which are different from or additional to those available to the Purchaser, the Purchaser shall not have the right to direct the defense of such action on behalf of the Sellers Indemnitee and all such fees and expenses of the Sellers Indemnitee shall be borne by the Purchaser. The Claims Notice may be amended on one or more occasions with respect to the amount of the Asserted Liability at any time prior to final resolution of the obligation to indemnify relating to the Asserted Liability. The Purchaser shall not, without the written consent of the Sellers Indemnitee, settle or compromise any such claim or consent to the entry of any judgment which does not include any unconditional term releasing the Indemnified Party from all liability in respect of such Asserted Liability.

     11.04 Documentation of Assumption. At Closing the Purchaser shall deliver to the Sellers an undertaking, reasonably satisfactory in form and substance to counsel for the Sellers, under which the Purchaser will assume and agree to perform, discharge and pay the obligations and liabilities assumed by the Purchaser pursuant to this Agreement. An acceptable form of such undertaking is attached as Exhibit 11.04 hereto and made a part hereof.

                                   ARTICLE XII
               CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATIONS

The obligations of the Purchaser to close under this Agreement shall be subject to the following conditions (all or any of which, except the conditions of Section 12.05, may be waived in whole or in part by the Purchaser to the extent permitted by law):

     12.01 Representations and Warranties True. The representations and warranties made by Sellers in this Agreement shall have been true and correct when made and shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date.

     12.02 Obligations Performed. The Sellers shall have performed all covenants and obligations and complied with all conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

     12.03 Certificate of Compliance; Secretary's Certificate. The Sellers shall have executed and delivered to the Purchaser a certificate substantially in the form and substance as attached hereto as Exhibit 12.03, dated as of the Closing Date. At the Closing, Sellers shall provide Purchaser with a certificate of the secretary of the Sellers, dated as of the Closing Date, certifying the resolutions of the Sellers' members, approving the sale of the assets and the assumption of the liabilities contemplated by this Agreement, certifying and attaching the Articles of Organization of the Sellers, and also certifying the authenticity of the signatures of officers of Sellers.

     12.04 No Adverse Litigation. No action, suit, proceeding or Litigation shall have been instituted or threatened against the Sellers or the Purchaser by or before any court or governmental agency to restrain or prohibit, or to obtain damages in respect of this Agreement or the consummation of the transactions contemplated hereby which in the opinion of the Purchaser makes it inadvisable to proceed to Closing under this Agreement.

     12.05 Regulatory Approvals. The Purchaser shall have obtained, at its expense, from all necessary governmental and regulatory authorities, all necessary consents to and authorizations and approvals of this Agreement and the transactions contemplated by this Agreement and the related transfers of ownership and control of all licenses, permits or other governmental authorizations necessary to carry on all aspects of the business of the Sellers being transferred hereby, and the Sellers shall have obtained any consents and approvals required hereby.

     12.06 Due Diligence Review. Purchaser shall have completed and be satisfied with the scope and results of a review of the business operations, assets, properties, liabilities, and other matters regarding Sellers and the Branches, and shall have reached agreements with Sellers satisfactory to Purchaser in all respects regarding any matter or matters relating to such investigation.

     12.07 Title Insurance. Purchaser shall have obtained at its own cost and expense such owner's and leasehold policies of title insurance as it shall desire, free of any exception or other qualification other than standard exceptions and exclusions.

     12.08 Material Adverse Change. From the date of this Agreement until the Closing Date, no material adverse change shall have occurred or been threatened with respect to the Purchased Assets or the Assumed Liabilities. A "material adverse change" shall mean a change of ten percent (10%) or more in the Purchased Assets or Assumed Liabilities from those existing at December 31, 2004.

     12.09 Exhibits and Schedules. Sellers shall deliver to Purchaser prior to the Closing Date all schedules and exhibits required to be delivered by Sellers hereunder (including all exhibits required by Article VIII hereof) in form and substance reasonably acceptable to Purchaser.

     12.10 Noncompete Agreement. Crumpton shall have executed a Noncompete Agreement in the form set forth in Exhibit 12.10 hereto.

     12.11 Consent to Assignment of Contracts. Sellers shall have delivered to Purchaser written consents executed by each person from whom consent is required for the assignment to Purchaser of the contracts set forth on Exhibit 2.01(g).

     12.12 Key Man Life Insurance. Crumpton shall have provided written consent to the Purchaser's purchase of life insurance on him naming Purchaser as the beneficiary of such insurance, and Crumpton shall have provided a written undertaking to take all reasonable steps which may be necessary in order for such life insurance to become effective.

                                  ARTICLE XIII
                CONDITIONS PRECEDENT TO THE SELLERS' OBLIGATIONS

     The obligations of the Sellers to close under this Agreement shall be subject to the following conditions (all or any of which may be waived, in whole or in part, by the Sellers to the extent permitted by law):

     13.01 Representations and Warranties True. The representations and warranties made by the Purchaser in this Agreement shall have been true and correct when made and shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date.

     13.02 Obligations Performed. The Purchaser shall have performed all covenants and obligations and complied with all conditions required by this Agreement to be performed or complied with by the Purchaser on or before the Closing Date.

     13.03 Certificate of Compliance. The Purchaser shall have executed and delivered to the Sellers a certificate in substantially the same form and substance as the one attached hereto as Exhibit 13.03, dated as of the Closing Date.

     13.04 No Adverse Litigation. No action, suit or proceeding shall have been instituted or threatened against the Sellers, or the Purchaser by or before any court or governmental agency to restrain or prohibit, or to obtain damages in respect of, this Agreement or the consummation of the transactions contemplated hereby which in the opinion of Sellers makes it inadvisable to proceed to Closing under this Agreement.

     13.05 Approvals. The Purchaser shall have obtained the approvals referenced in Section 12.05 and the Sellers shall have obtained any consents and approvals required hereby, including those set forth on Exhibit 8.06.

                                   ARTICLE XIV
                                     CLOSING

     14.01 Time and Place. The hour, date and location of Closing under this Agreement shall be at a location and on a date mutually acceptable to Purchaser and Sellers as soon as practicable after the receipt of all regulatory and governmental approvals and other consents and the expiration of any required waiting period (the "Closing Date").

                                   ARTICLE XV
                                   TERMINATION

     15.01 Methods of Termination. This Agreement may be terminated as follows:

          (a) at any time by the mutual written consent of the Purchaser and the Sellers;

          (b) by the Purchaser in writing at any time that it determines in good faith that the conditions set forth in Article XII of this Agreement will not be met by April 30, 2005;

          (c) by the Sellers in writing at any time that it determines in good faith that the conditions set forth in Article XIII of this Agreement will not be met by April 30, 2005;

          (d) by the Sellers or the Purchaser in writing at any time after any of the regulatory authorities has denied any application of the other party for approval of the transactions contemplated herein;

          (e) by the Purchaser in writing on or before the Closing Date if as a result of its due diligence review or its review of the exhibits and schedules to be provided by Sellers pursuant to this Agreement and attached hereto, it discovers a fact, circumstance or valuation issue that makes it inadvisable in Purchaser's sole discretion for Purchaser to proceed with the transaction contemplated hereby;

          (f) by the Purchaser or the Sellers if the Closing shall not have occurred on or prior to April 30, 2005, unless the failure of such occurrence is due to the failure of the party seeking termination failing to perform or observe any of its agreements and conditions set forth herein.

          (g) any time on or prior to the Closing Date, by Purchaser or Sellers in writing if the other shall have been in breach of any representation and warranty in any material respect (as if such representation and warranty had been made on and as of the date hereof and on the date of the notice of breach referred to below), or in breach of any covenant, undertaking or obligation contained herein, and such breach has not been cured by the earlier of 30 days after the giving of notice to the breaching party of such breach or the Closing Date.

     15.02 Procedure Upon Termination. In the event of termination pursuant to
Section 15.01 hereof, written notice thereof shall forthwith be given to the other party in accordance with Section 17.08 of this Agreement, and this Agreement shall terminate immediately unless an extension is consented to by the party having the right to terminate. If this Agreement is terminated as provided herein:

          (a) each party will return all documents, work papers and other materials and information of the other party relating to this transaction, whether obtained before or after the execution hereof, to the party furnishing the same; and

          (b) all information received by either party hereto with respect to the business of the other party (other than information which is a matter of public knowledge or which has heretofore been or hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for any business purpose by such party or disclosed or delivered by such party to third persons.

                                   ARTICLE XVI
                         MUTUAL COVENANTS AND AGREEMENTS

     16.01 Cooperation. Subject to the terms and conditions hereof, each party hereto agrees promptly to take, or cause to be taken, all commercially reasonable actions and to do or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations, or otherwise, including, without limitation, attempting to obtain all necessary consents, waivers and regulatory approvals, to consummate and make effective at the earliest practicable time, the transactions contemplated by this Agreement. The officers and employees of each party shall fully cooperate with officers and employees, accountants, counsel and other representatives of the other in all matters contemplated by this Agreement.

     16.02 Substitution of Legal Entities. Sellers and Purchaser hereby agree that Purchaser (in its sole discretion) may direct that at Closing Sellers assign all or part of the Purchased Assets to a subsidiary of Purchaser and may cause such subsidiary to assume the Liabilities.

                                  ARTICLE XVII
                                  MISCELLANEOUS

     17.01 Modifications and Waivers. This Agreement may not be modified except by an instrument in writing duly executed by the parties. Any waiver of any term of this Agreement must be in writing.

     17.02 No Brokers or Finders. The Purchaser and the Sellers each represent and warrant to each other that no broker or finder has been employed by or has acted for it in connection with this Agreement or the transactions contemplated hereby, and each party agrees to indemnify the other against all losses, costs, damages or expenses arising out of claims for fees or commissions of brokers or finders alleged to have been employed or engaged by such party.

     17.03 Survival of Representations and Warranties. All representations and warranties contained herein and in any written agreement or instrument delivered or executed in connection herewith are true at and as of the times provided herein, and all of which will survive the execution and delivery of this Agreement, any examination on behalf of any party hereto, and the consummation of all transactions contemplated herein.

     17.04 Binding Effect. All terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

     17.05 Counterparts. This Agreement is being executed simultaneously in two or more identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     17.06 Expenses. Each party shall bear its own expenses incurred in connection with this Agreement and all transactions contemplated herein.

     17.07 Notices and Primary Contact Personnel. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, overnight courier or if mailed, postage prepaid, by United States first class mail, or facsimile transmission to the other party at its address shown on Exhibit 17.07 hereto. The parties hereto, as a matter of convenience, are designating primary contact personnel on
Exhibit 17.07, and each party may contact such persons in day-to-day, routine dealings with the other party leading up to and following the Closing.

     17.08 Publicity. The Purchaser and the Sellers shall cooperate with each other as to the content and timing of public and customer filings, publicity, press releases and announcements concerning this Agreement, and all transactions contemplated hereby, and prior to releasing any such information each party will send such material to the other party for its review and consent, which consent may not be withheld unreasonably.

     17.09 Time of the Essence. The parties hereto acknowledge that time is of the essence with respect to the performance of this Agreement and the consummation of the transactions contemplated herein in accordance with the terms hereof.

     17.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Alabama applicable to contracts made and to be performed wholly within such state.

     17.11 Cover, Index and Headings, Etc. The cover, index and headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation hereof. The use of the singular in this Agreement shall be deemed to be or include the plural (and vice versa), whenever appropriate. The words "include," "including" and similar phrases shall mean including, without limitation, by enumeration or otherwise.

     17.12 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the balance of this Agreement shall remain in full force and effect except to the extent otherwise agreed by the parties in writing.

     17.13 Entire Agreement. This Agreement including any exhibits hereto, represent the entire agreement of the parties relating to the subject matter hereof. All prior negotiations and understandings between the parties are merged into this Agreement and there are no understandings or agreements other than those incorporated herein.

     17.14 Arbitration. All disputes arising or otherwise under this Agreement shall be resolved first by the senior executive officers of each party, and if they cannot resolve such disputes within 30 days, then by each party's chief executive officers and if such chief executive officers cannot resolve such dispute within 30 days, then by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be by a single arbitrator experienced in the matters at issue and selected by Sellers and Purchaser in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in such place in Birmingham, Alabama as may be specified by the arbitrator (or any place agreed to by Sellers and Purchaser). The decision of the arbitrator shall be final and binding as to any matters submitted under this Section 17.14; provided, however, if necessary, such decision and satisfaction procedure may be enforced by either Sellers or Purchaser in any court of record having jurisdiction over the subject matter or over any of the parties to this Agreement. All costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorney's fees) shall be borne by the party against which the decision is rendered, or, if no decision is rendered, such costs and expenses shall be borne equally by the Sellers and Purchaser. If the arbitrator's decision is a compromise, the determination of which party or parties bears the costs and expenses incurred in connection with any such arbitration proceeding shall be made by the arbitrator on the basis of the arbitrator's assessment of the relative merits of the parties' positions.

                          SIGNATURES ON FOLLOWING PAGE

     IN WITNESS WHEREOF, Purchaser and Sellers have caused this Agreement to be executed by their respective duly authorized officers and their respective corporate seals to be affixed hereto as of the day and year first above written.

                                        AMERICAN FAMILY MORTGAGE, LLC


                                        By: /s/ Morris A. Crumpton
                                            ------------------------------------
                                        Morris A. Crumpton, its Manager
                                        and Member


                                        AMERIDOCS, LLC


                                        By: /s/ Morris A. Crumpton
                                            ------------------------------------
                                        Morris A. Crumpton its Manager
                                        and Member


                                        COMMUNITY BANK


                                        By: /s/ Stacey Mann
                                            ------------------------------------
                                        Its: President


ATTEST:


/s/ Carol Murcks
-------------------------------------
Its Secretary

[CORPORATE SEAL]